For period ending November 30, 2007
File Number 811-06475
Exhibit 99.77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

       The registrant is not aware of any outstanding report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 by any board member or officer.  During the fiscal year ended November 30, 2007, Mrs. Higgins, a board member, failed to timely file a report of an initial purchase of registrant' shares on Form
4.

Strategic Global Income Fund